UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 2)

                         Oacis Healthcare Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   671075 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

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                                                               13G
CUSIP No.  671075 10 9                                                                       Page 2 of 14 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Partners V, LP
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           California
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     1,122,882
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        1,122,882
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,122,882
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 2 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 3 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Management Partners V, L.P.
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           California
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     1,122,882
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        1,122,882
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,122,882
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 3 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 4 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Alan W. Crites
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     26,666
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,129,944
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        26,666
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,129,944
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,156,610
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 5 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Philip T. Gianos
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,122,882
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,122,882
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,122,882
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 6 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Wallace R. Hawley
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,129,944
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,129,944
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,129,944
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 7 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Scott Hedrick
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,129,944
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,129,944
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,129,944
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 8 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Stephen Holmes
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,129,944
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,129,944
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,129,944
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 8 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                        Page 9 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Robert R. Momsen
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,129,944
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,129,944
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,129,944
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 9 of 14 pages

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                                                               13G
CUSIP No. 671075 10 9                                                                       Page 10 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Arnold L. Oronsky
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        1,122,882
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,122,882
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,122,882
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.6%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  Oacis Healthcare Holdings Corp. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         1101 Fifth Avenue
         San Rafael, CA 94901

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, L.P. ("IWP V")
         InterWest Management Partners V, L.P. ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     671075 10 9

Item 3.        Not applicable.

                                                   Page 11 of 14 pages

Item 4         Ownership.
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
                                                                                          Other
                        IWP V      IMP V       Gianos       Oronsky       Crites      Individuals *
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
(a)     Beneficial
        Ownership     1,122,882  1,122,882     1,122,882    1,122,882    1,156,610**    1,129,944**
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
(b)     Percentage
        of Class          10.6%      10.6%         10.6%        10.6%          10.9%          10.6%
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
(c)     Sole Voting
        Power         1,122,882  1,122,882             0            0         26,666              0
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
        Shared
        Voting Power          0          0     1,122,882    1,122,882      1,129,944      1,129,944
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
        Sole
        Dispositive
        Power         1,122,882  1,122,882             0            0         26,666              0
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------
        Shared
        Dispositive
        Power                 0          0     1,122,882    1,122,882      1,129,944      1,129,944
------- ------------- ---------- ---------- ------------- ------------ -------------- --------------

*Individuals included in this column are Hawley, Hedrick, Holmes and Momsen


**Includes 7,062 shares of Issuer's Common stock held by InterWest Investors V, a general partnership, of which Crites, Hawley, Hedrick, Holmes and Momsen are general partners

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                              Page 12 of 14 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 1999

INTERWEST PARTNERS V, L.P.

By:    InterWest Management Partners V, L.P.                      ____________________________________________
                                                                  Alan W. Crites
       By: ___________________________________________
           General Partner                                        ____________________________________________
                                                                  Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                                  ____________________________________________
By:    _______________________________________________            Wallace R. Hawley
       General Partner
                                                                  ____________________________________________
                                                                  W. Scott Hedrick

                                                                  ____________________________________________
                                                                  W. Stephen Holmes

                                                                  ____________________________________________
                                                                  Robert R. Momsen

                                                                  ____________________________________________
                                                                  Arnold L. Oronsky

                              Page 13 of 14 pages



                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 1999

INTERWEST PARTNERS V, L.P.


By:    InterWest Management Partners V, L.P.                      ____________________________________________
                                                                  Alan W. Crites
       By: __________________________________________
           General Partner                                        ____________________________________________
                                                                  Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                                  ____________________________________________
By:    ______________________________________________             Wallace R. Hawley
       General Partner
                                                                  ____________________________________________
                                                                  W. Scott Hedrick

                                                                  ____________________________________________
                                                                  W. Stephen Holmes

                                                                  ____________________________________________
                                                                  Robert R. Momsen

                                                                  ____________________________________________
                                                                  Arnold L. Oronsky


                              Page 14 of 14 pages